AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

The Hartford Alternative Strategies Fund (the “Trust”)

Janaury 1, 2013, as amended and restated August 7, 2013

Hartford Funds Distributors, LLC

100 Matsonford Road

5 Randor Corporate

Center-Suite 300

Radnor, PA 19087

Re: Amended and Restated Principal Underwriting Agreement (the “Agreement”)

Ladies and Gentlemen:

The Trust is a Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has shares of capital stock (hereinafter the “Shares”) that are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”) (the “Private Placement Transactions”).  This Agreement is intended to supersede the Principal Underwriting Agreement between Hartford Funds Distributors, LLC (“HFD”) (then known as Hartford Investment Financial Services, LLC) and the Trust (the “Former Agreement”); provided, however, that the parties to this Agreement acknowledge and agree that HFD shall be entitled to compensation due under the Former Agreement with respect to services rendered by HFD prior to the termination of the Former Agreement.  You have informed us that HFD is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and that HFD is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”). You have indicated your desire to be the exclusive selling agent and principal underwriter for the Trust. We have been authorized to execute and deliver this Agreement to you, which Agreement has been approved by a vote of a majority of the Trust’s trustees (the “Trustees”) who are not parties to such Agreement or “interested persons” of any party thereto (the “Independent Trustees”), as defined by the 1940 Act, cast in person at a meeting called for the purpose of voting on the approval of this Agreement.

1.                          Appointment of Underwriter. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, the Trust hereby appoints you as the exclusive sales agent for distribution of the Shares (other than sales made directly by the Trust without sales charge) and agrees that the Trust will deliver to you such Shares as you may sell. You agree to use your best efforts to (a) promote and offer the Shares in Private Placement Transactions; (b) solicit orders for the purchase of Shares subject to the terms and conditions as the Trust may specify; and (c) accept orders for the purchase of the Shares on behalf of the Trust.  You are not, however, obligated to sell any specific number of the Shares.

In connection with such sales and offers of sale, the Trust shall not be responsible in any way for any other information, statements or representations given or made by you or your representatives or agents, except such information or representations as are contained in the Trust’s then currently effective Prospectus and Statement of Additional Information or information furnished in writing to you by the Trust.

2.                          Independent Contractor. You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Trust by your actions, conduct, or contracts, except that you are authorized to accept orders for the purchase or repurchase of the Shares as the Trust’s agent. You may appoint sub-agents or distribute the Shares through dealers (or otherwise) as you may determine necessary or desirable from time to time. This Agreement shall not, however, be construed as authorizing any dealer or other person to accept orders for sale or repurchase on the Trust’s behalf or to otherwise act as the Trust’s agent for any purpose.

3.                          Offering Price. Shares shall be offered for sale at a price equivalent to their net asset value plus, as appropriate, a variable percentage of the offering price as a sales load, as may be set forth in the Trust’s then currently effective Prospectus and Statement of Additional Information. On each business day on which the New York Stock Exchange is open for business, the Trust will furnish you with the net asset value of the Shares, which shall be determined and become effective as of the close of business of the New York Stock Exchange on that day. The net asset value so determined shall apply to all orders for the purchase of the Shares received by dealers prior to such determination, and you are authorized in your capacity as the Trust’s agent to accept orders and confirm sales at such net asset value; provided that, such dealers notify you of the time when they received the particular order and that the order is placed with you prior to your close of business on the day on which the applicable net asset value is determined. To the extent that the Trust’s Shareholder Servicing and Transfer Agent (collectively “Agent”) and the Custodian(s) for any pension, profit-sharing, employer or self-employed plan receive payments on behalf of the investors, such Agent and Custodian(s) shall be required to record the time of such receipt with respect to each payment, and the applicable net asset value shall be that which is next determined and effective after the time of receipt by them. In all events, you shall forthwith notify all of the dealers comprising your selling group and the Agent and Custodian(s) of the effective net asset value as received from the Trust. Should the Trust at any time calculate the Trust’s net asset value more frequently than once each business day, you and the Trust will follow procedures with respect to such additional price or prices comparable to those set forth above in this Section 3.

4.                          Sales Commission.

(a)                           To the extent applicable, on the sale of certain classes of Shares you shall be entitled to charge a front end sales charge in the amount set forth in the Trust’s then currently effective Prospectus and Statement of Additional Information. Such commission (subject to any quantity or other discounts or eliminations of commission as set forth in the Trust’s then currently effective Prospectus) shall be an amount mutually agreed upon by the Trust and you and shall be equal to the difference between the net asset value and the offering price of the Shares.

(b)                           To the extent applicable, in connection with the sale of certain classes of Shares, a contingent deferred sales charge will be imposed in the event of a redemption transaction occurring within a certain period of time following such a purchase, as described in the Trust’s then currently effective Prospectus and Statement of Additional Information.

(c)                            The front end sales charge, if any, for any class of Shares may, at the discretion of the Trust and you, be increased, reduced or eliminated as permitted by the 1940 Act, and the rules and regulations thereunder, as they may be amended from time to time, or as set forth elsewhere in this Agreement, provided that, if necessary, such increase, reduction or elimination shall be set forth in the Prospectus for such class and provided that the Trust shall in no event receive for any Shares sold an amount less than the net asset value thereof. In addition, any contingent deferred sales charge for any class may, at the discretion of the Trust and you, be increased, reduced or eliminated in accordance with the terms of an exemptive order received from, or any applicable rule or rules promulgated by, the U.S. Securities and Exchange Commission (“SEC”) by the Trust, provided such increase, reduction or elimination shall be set forth in the Prospectus for such class.

(d)                           You may allow appointed sub-agents or dealers such commissions or discounts (not exceeding the total sales commission) as you shall deem advisable, so long as any such commissions or discounts are set forth in the Trust’s then currently effective Prospectus, to the extent required by the applicable federal and state securities laws.

5.                          Payment for Shares. At or prior to the time of delivery of any of the Trust’s Shares you will pay or cause to be paid to the Custodian, for the Trust’s account, an amount in cash equal to the net asset value of such Shares. In the event that you pay for Shares sold by you prior to your receipt of payment from purchasers, you are authorized to reimburse yourself for the net asset value of such Shares from the offering price of such Shares when received by you.

6.                          Registration of Shares. No Shares shall be registered on the Trust’s books until (i) receipt by the Trust of your written request therefor; (ii) receipt by the Custodian and Agent of a certificate signed by an officer of the Trust stating the amount to be received therefor; and (iii) receipt of payment of that amount by the Custodian. The Trust will provide for the recording of all Shares purchased in unissued form in “book accounts,” unless a request in writing for certificates (if available) is received by the Agent, in which case certificates for Shares in such names and amounts as is specified in such writing will be delivered by the Agent, as soon as practicable after registration thereof on the books.

7.                          Purchases for Your Own Account. You shall not purchase Shares for your own account for purposes of resale to the public, but you may purchase Shares for your own investment account upon your written assurance that the purchase is for investment purposes only and that the Shares will not be resold except through redemption by the Trust.

8.                          Sales Charge Variations. You may sell the Shares at net asset value, plus a varying sales charge as appropriate, pursuant to a uniform offer described in the Trust’s then currently effective Prospectus and/or Statement of Additional Information, provided that such sales are made in accordance with the rules and regulations under the 1940 Act and in Private Placement Transactions. Such net asset value sales and/or varying sales charges can be offered to affiliates of the Trust, HFD and the Trust’s investment managers so long as the conditions expressed above in this Section 8 are satisfied.

9.                          Allocation of Expenses.

(a)                     The Trust will pay the following expenses in connection with the sales and distribution of Shares of the Trust:

(i)                               expenses pertaining to the preparation of the Trust’s audited and certified financial statements to be included in any amendments (“Amendments”) to the Trust’s Registration Statement under the 1940 Act, including the Prospectus and Statement of Additional Information included therein;

(ii)                            expenses pertaining to the preparation (including legal fees) and printing of all Amendments filed with the SEC, including the copies of the Prospectus and Statement of Additional Information included in the Amendments and the first ten (10) copies of the definitive Prospectus and Statement of Additional Information, other than those necessitated by or related to your activities where such Amendments result in expenses which the Trust would not otherwise have incurred;

(iii)                         expenses pertaining to the preparation, printing, and distribution of any reports or communications, including Prospectuses and Statements of Additional Information, which are sent to the Trust’s existing shareholders; and

(iv)                        filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the Shares.

(b)                     Except to the extent that you are entitled to compensation under the provisions of any distribution plan in which the Trust may enter into in the future, you will pay the following expenses:

(i)                               expenses of printing additional copies of the Prospectus and Statement of Additional Information and any amendments thereto which are necessary to continue to offer the Trust’s Shares in Private Placement Transactions;

(ii)                            expenses pertaining to the preparation (excluding legal fees) and printing of all Amendments to the Trust’s Registration Statement if the Amendment arises from or is necessitated by or related to your activities where those expenses would not otherwise have been incurred by the Trust; and

(iii) expenses pertaining to the printing of additional copies, for use by you as sales literature, of reports or other communications which have been prepared for distribution to the Trust’s existing shareholders or incurred by you in advertising, promoting and selling the Trust’s Shares in Private Placement Transactions.

10.                   Furnishing of Information. The Trust will furnish to you such information with respect to the Trust and its Shares, in such form and signed by such of the Trust’s officers as you may reasonably request, and the Trust warrants that the statements therein contained when so signed will be true and correct. The Trust will also furnish you with such information and will take such action as you may reasonably request in order to qualify the Trust’s Shares for sale in Private Placement Transactions under the blue sky laws or in jurisdictions in which you may wish to offer them. The Trust will furnish you at least annually with audited financial statements of the Trust’s books and accounts certified by independent public accountants, and with such additional information regarding the Trust’s financial condition, as you may reasonably request from time to time.

11.                   Conduct of Business. Other than currently effective Prospectuses and Statements of Additional Information, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. You will furnish the Trust with copies of all such material prior to their use and no such material shall be published if the Trust shall reasonably and promptly object.

You shall comply with the applicable federal and state laws and regulations where a Trust’s Shares are offered for sale and conduct your affairs with the Trust and with dealers, brokers, or investors in accordance with FINRA’s Rules of Fair Practice.

12.                   Repurchases.  You at your sole discretion may repurchase Shares offered for sale by the shareholders.  Repurchase of Shares by you shall be at the net asset value next determined after a repurchase order has been received.  On each business day, you shall notify in writing the Trust or the Trust’s transfer agent of the orders for repurchase of Shares received by you since the last such report, the amount to be paid for such Shares, and the identity of shareholders offering Shares for repurchase.  Upon such notice, the Trust shall pay you such amounts as are required by you for the repurchase of such Shares in cash or in the form of a credit against monies due to the Trust from you as proceeds against the sale of Shares.  You will receive no commission or other remuneration for repurchasing Shares.  The Trust reserves the right to suspend such repurchases upon written notice to you.  You further agree to act as agent for the Trust to receive and transmit promptly to the Trust’s Transfer Agent shareholder requests for redemption of Shares.

13.                   Redemption or Repurchase within Seven Days. If Shares are tendered to the Trust for redemption or are repurchased by the Trust within seven (7) business days after your acceptance of the original purchase order for such Shares, you will immediately refund to the Trust the full amount of any sales commission (net of allowances to dealers or brokers) allowed to you on the original sale, and will promptly, upon receipt thereof, pay to the Trust any refunds from dealers or brokers of the balance of sales commissions reallowed by you. The Trust shall notify you of such tender for redemption within ten (10) days of the day on which notice of such tender for redemption is received by the Trust.

14.                   Board Reports.  You shall prepare reports for the Trustees of the Trust upon request showing information concerning expenditures related to this Agreement.

15.                   Regulation S-P.  You acknowledge that information regarding individuals that is provided to you by the Trust in connection with the performance of this Agreement constitutes “nonpublic personal information,” as defined under Regulation S-P adopted pursuant to the Gramm-Leach-Bliley Act.  You agree that you will not disclose any such nonpublic personal information except as permitted by law and shall notify the Trust prior to making any such permitted disclosure.

16.                   Other Activities. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares so long as the services hereunder are not impaired thereby.

17.                   Term of Agreement. This Agreement shall become effective on the date of its execution and shall remain in effect for a period of two (2) years from the date of this Agreement. This Agreement shall continue annually thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Trust or (ii) by a vote of a majority of the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Agreement.

18.                   Termination. This Agreement: (i) may be terminated at any time without the payment of any penalty, either by vote of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust, on sixty (60) days’ written notice to you; (ii) shall terminate immediately in the event of its assignment; and (iii) may be terminated by you on sixty (60) days’ written notice to the Trust.

19.                   Amendment.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by a vote of (i) a majority of the outstanding voting securities of the Trust or (ii) a majority of the Trustees of the Trust, including a majority of the Independent Trustees of the Trust.

20.                   Suspension of Sales. The Trust reserves the right at all times to suspend or limit the offering of the Shares upon written notice to you, and to reject any order in whole or in part.

21.                   Miscellaneous. This Agreement shall be subject to the laws of the State of New York and shall be interpreted and construed to further and promote the operation of the Trust as an open-end investment company. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this

Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.  As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end investment company,” “assignment,” “principal underwriter,” “interested person,” and “majority of the outstanding voting securities,” shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

22.                   Indemnification. You agree to indemnify the Trust against any and all litigation and other legal proceedings of any kind or nature against any liability, judgment, cost or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the Shares of the Trust by you. In the event of the threat or institution of any such litigation or legal proceedings against the Trust, you shall defend such action on behalf of the Trust at your own expense, and shall pay any such liability, judgment, cost or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement: provided, however, you shall not be required to pay or reimburse the Trust for any liability, judgment, cost or penalty incurred as a result of information supplied by, or as a result of the omission to supply information by, the Trust to you, or to you by a Trustee, officer, or employee of the Trust who is not an interested person of yours, unless the information so supplied or omitted was available to you or the Trust’s investment adviser without recourse to the Trust or any such interested person of the Trust.

23.                   Liability. Nothing contained herein shall be deemed to protect you against any liability to the Trust or to the Trust’s shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

24.                   Sub-Accounting Services. In addition to your traditional distribution functions, you are authorized to appoint sub-agents to perform sub-accounting services as long as you have determined that (i) the services are necessary for the Trust and not a duplication of services performed by the Trust’s Transfer Agent, (ii) the sub-agent is competent to perform such services, and (iii) the price per account is competitive with the prices charged by other third parties performing similar services. Such sub-accounting services may include: (a) the maintenance of separate records for each customer reflecting all account activities such as sales and purchases of the Trust’s Shares, (b) the transmittal to the Trust of Share purchase and redemption orders, (c) the transmittal of periodic account statements, and (d) the transmittal of customer proxy materials, reports and other information required to be sent to shareholders under the federal securities laws. Upon receipt of the invoice for such services, and after you verify the accuracy of the invoice, you are authorized to rebill, or cause to be billed, the Trust for such services in the amount invoiced by the sub-agent.

If the foregoing meets with your approval, please acknowledge your acceptance by signing below whereupon this shall constitute a binding agreement as of the date first above written.

Very truly yours,

The Hartford Alternative Strategies Fund

By:	/s/ Vernon J. Meyer
Vernon J. Meyer, Vice President

Agreed to and Accepted:

Hartford Funds Distributors, LLC

By:	/s/ Gregory A. Frost
Gregory A. Frost, Manager and
Chief Financial Officer